Exhibit 3.03(a)

State of Delaware Secretary of State Division of Corporations Delivered 12:52 PM 03/05/2013 FILED 12:52 PM 03/05/2013 SRV 130275889 - 5297765 FILE

CERTIFICATE OF FORMATION

OF

NRG YIELDCO LLC

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Adopted in accordance with the provisions of §18-101

of the Limited Liability Company Act

of the State of Delaware

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The undersigned, being duly authorized to execute and file this Certificate of Formation for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101, et seq., does hereby certify as follows:

FIRST

The name of the limited liability company is NRG Yieldco LLC (the “Company”).

SECOND

The address of the registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, New Castle County, Delaware 19801. The name of the registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the 5th day of March, 2013.

/s/ Cindy Oberdorff
Name:	Cindy Oberdorff
Title:	Authorized Person

NRG YIELDCO, INC.

211 Carnegie Center

Princeton, NJ 08540

CONSENT FOR USE OF SIMILAR NAME

NRG Yieldco, Inc. hereby gives consent to NRG Yieldco LLC (the “Company”) the use of its name in the Certificate of Formation of the Company to be filed with the Delaware Secretary of State.

IN WITNESS WHEREOF, the undersigned has duly executed this consent as of March 5, 2013.

NRG YIELDCO, INC.

By:	/s/ Brian E. Curci
Name:	Brian E. Curci
Title:	Secretary